Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

BSD MEDICAL CORPORATION

BSD Medical Corporation (the “Corporation”), a corporation duly organized and existing under the Delaware General Corporation Law (the “DGCL”), does hereby certify that:

FIRST:  The amendment to the Corporation’s Amended and Restated Certificate of Incorporation set forth below was duly adopted by the Board of Directors at a meeting in accordance with the provisions of Section 242 of the DGCL and was approved by the stockholders at the annual meeting of the Corporation’s stockholders, duly called and held upon notice in accordance with Section 222 of DGCL, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

SECOND:  The first sentence of Article 4 of the Corporation’s Amended and Restated Certificate of Incorporation is amended and restated to read in its entirety as follows:

“4.           Capital Stock.  The total number of shares that the Corporation is authorized to issue is 90,000,000, consisting of 80,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.”

THIRD:  Except as herein amended, the Corporation’s Amended and Restated Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by a duly authorized officer on this 7th day of February, 2011.

BSD MEDICAL CORPORATION

By: /s/ Harold R. Wolcott
Harold R. Wolcott

Its: President